Exhibit 99.1

Media Contacts:

Motricity

Jennifer Morgan

425.638.8375

Jennifer.Morgan@motricity.com

Largest 3G Mobile Operator in Malaysia, Celcom Axiata, Selects Motricity’s Mobile Internet Platform

Kuala Lumpur and Bellevue, WA – Nov. 8, 2010 – Celcom, the largest 3G mobile operator in Malaysia, announced today it has selected Motricity (NASDAQ: MOTR) to provide the technology platform that will deliver personalized, relevant mobile experiences to Celcom’s 11 million feature and 3G Smartphone subscribers. Motricity’s mCore Platform will offer Celcom subscribers a personalized mobile Internet browsing experience with the content and information they want on their mobile phones.

“As the largest 3G provider in Malaysia, we are always seeking new ways to offer subscribers the highest quality mobile data experience and are enthused to partner with Motricity with this goal in mind,” said Datuk Seri Shazzalli Ramly, chief executive officer, Celcom. “The mobile Internet is the primary way our subscribers access the Web and it’s critical that people have the most innovative service with fast, efficient access to the entire mobile Internet. With Motricity’s success in driving billions of dollars of mobile data revenues for some of the largest carriers in the world, Celcom will bring the market leading mobile data service experience to subscribers in Malaysia.”

Motricity’s solutions are offered through its hosted mCore Platform, enabling Celcom to design, configure, customize, and implement highly personalized mobile data experiences. The mCore Platform sits at the center of the mobile data ecosystem, facilitating the distribution and use of mobile content and applications, mobile commerce and other mobile data marketing services. It will allow consumers to more easily access their social networks, make purchases and find information on their mobile devices, giving them better access to the content and information they care about most.

“Celcom is one of the most well-known brands in Malaysia and the largest 3G mobile operator. They are positioned to lead the mobile data services market and focused on delivering the most unique mobile internet experience to their users,” said Ryan Wuerch, chief executive officer and founder of Motricity. “Celcom represents an important expansion within the Axiata family of companies. We are enthusiastic about our continued partnership as we see the Asia Pacific region as one of the most important growth markets for mobile data services,”

Celcom is the second Axiata company to select Motricity to transform its mobile data service business. In May, Motricity announced its partnership with XL Axiata, one of Indonesia’s fastest growing telecommunications operators with 11 million subscribers throughout its coverage area.

About Celcom Axiata Berhad

Celcom Axiata Berhad is the largest mobile telecommunications operator in Malaysia with the widest 3G coverage in the country and nearly 11 million subscribers. It is a member of the Axiata Group and a Vodafone partner.

About Motricity

Motricity (NASDAQ: MOTR) is a leading mobile data solutions provider exclusively focused on the rapidly growing mobile Internet market. It serves some of the world’s largest mobile carriers, simplifying the mobile Internet and creating a personalized mobile experience for subscribers. Motricity helps companies leverage the power of mobility to make direct, personalized connections with their subscribers. For more information, visit www.motricity.com or follow the company on Twitter @motricity.

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